UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 8, 2017

PRECIPIO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36439	91-1789357
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Science Park, New Haven, CT 06511

(Address of principal executive offices) (Zip Code)

(203) 787-7888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Robert M. Patzig

Effective November 8, 2017, Robert M. Patzig resigned as the standing Chairman of the Board of Directors (the “Board”) of Precipio, Inc. (the “Company”) and as a member of the Board. Mr. Patzig did not advise the Company of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of New Chairman

On November 8, 2017, the Board unanimously voted to appoint Samuel D. Riccitelli as the standing Chairman of the Board, effective immediately. Mr. Riccitelli has served as a member of the Board since June 2017 and as a member of the Audit Committee of the Board since his appointment to the Board. Prior to his appointment to the Board, Mr. Riccitelli had been an independent consultant since February 2017. Prior to serving as an independent consultant, Mr. Riccitelli served as President and Chief Executive Officer of Signal Genetics, Inc., a molecular genetics diagnostic company, from November 2012 to February 2017. Prior to joining Signal Genetics, Mr. Riccitelli served as Executive Vice President and Chief Operating Officer of Genoptix Inc., a specialized laboratory service provider, from 2001 to 2011. Mr. Riccitelli holds a B.A. from Washington and Jefferson College and a Master of Engineering degree from the University of Texas at Austin.

Appointment of New Director

On November 8, 2017, the Company elected David S. Cohen to fill the existing vacancy on the Board, to serve until the Company’s 2019 annual meeting of stockholders or his earlier resignation, retirement or removal.

Mr. Cohen is currently the Executive Vice President and Co-Owner of Standard Oil of Connecticut, Inc., a supplier of heating oil in southwestern Connecticut, where he has worked since 1991. Prior to joining Standard Oil, Mr. Cohen served as Vice President of LRF Investments, Inc. from 1989 to 1991 and as Vice President of Shawmut National Corporation, NA, a New England bank, from 1987 to 1989. Prior to joining Shawmut, Mr. Cohen was Chief Financial Officer at Legal Sea Foods, Inc., a chain of sea food restaurants, from 1984 to 1987. Mr. Cohen holds a B.A. from Harvard College and an M.B.A. from Harvard Graduate School of Business Administration.

Mr. Cohen will be compensated for his service as a non-employee director under the Company’s policy for non-employee director compensation described in the Company’s Annual Report filed on April 13, 2017. In connection with the election of Mr. Cohen and pursuant to this program, the Company granted to Mr. Cohen an option to purchase 7,000 shares of the Company’s common stock under the Company’s 2017 Stock Option and Incentive Plan. The stock options vest monthly over a period of three years.

Other than as disclosed below, Mr. Cohen is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Cohen and any other persons pursuant to which Mr. Cohen was selected as a director of the Company.

Between March 2017 and June 2017, Mr. Cohen purchased convertible promissory notes (the “Notes”) from the Company in an aggregate principal amount of $225,000 and bearing interest at 8% per year. In connection with the closing of the Company’s underwritten public offering in August 2017 (the “Offering”), the aggregate principal amount under the Notes, together with approximately $50,000 in accrued interest and a redemption payment in accordance with the terms of the Notes, converted into 110,027 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and warrants to purchase 110,027 shares of Common Stock.

In connection with the Company’s merger with Precipio Diagnostics, LLC in June 2017, the Company issued to Mr. Cohen 562,708 shares of Common Stock and 158,940 shares of the Company’s Series A Senior Convertible Preferred Stock (“Series A Preferred Stock”) in respect of the units of Precipio Diagnostics, LLC held by Mr. Cohen. In June 2017, Mr. Cohen also purchased 26,764 shares of Series A Preferred Stock for approximately $100,000. In connection with the closing of the Offering, all of the Company’s Series A Preferred Stock converted into shares of Common Stock, including shares of Series A Preferred Stock issued to the holders of Series A Preferred Stock as the Series A Preferred Payment (as defined in the Company’s Certificate of Designation of Series A Senior Convertible Preferred Stock), and the Company issued warrants to purchase shares of its Common Stock to the former holders of Series A Preferred Stock as consideration for the conversion of their shares of Series A Preferred Stock into shares of Common Stock. As a result of the foregoing transactions, the Company issued to Mr. Cohen 188,146 shares of Common Stock and warrants to purchase 92,852 shares of Common Stock.

A copy of the Company’s press release regarding the resignation of Mr. Patzig, appointment of Mr. Riccitelli and election of Mr. Cohen is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Precipio, Inc. dated November 14, 2017, furnished hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIPIO, INC.

By:	/s/ Ilan Danieli
Name:	Ilan Danieli
Title:	Chief Executive Officer

Date:    November 14, 2017